Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                      May 7, 2015
Unaudited First Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                   Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR THE QUARTER

Carmel, Indiana, May 7, 2015—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net income before investment gains and losses, of $3.8 million, or $.26 per share, for the first quarter of 2015 compared to $3.7 million, or $.25 per share, during the first quarter of 2014.  Net investment gains for the first quarter of 2015, which include both realized and unrealized gains in the Company’s limited partnership investments, were $2.4 million after tax, or $.16 per share, compared to gains of $2.6 million, or $.17 per share, in the same quarter of 2014.  In total, net income for the quarter was $6.2 million, or $.42 per share, which compares to $6.4 million, or $.42 per share, for the prior year’s first quarter.

Premium written by the Company’s insurance subsidiaries for the quarter was $97.0 million, compared to $94.8 million during the first quarter of 2014.  The increase was principally driven by a 13% increase in premiums written from the Company’s core fleet transportation products.  This increase was partially offset by reductions in the Company’s property reinsurance and professional liability exposures in line with previously announced strategic initiatives.

Net premiums earned for the first quarter of 2015 was $66.4 million, 4% higher than last year’s first quarter total of $63.8 million.

The Company’s consolidated combined ratio for the first quarter was 95.8%, before consideration of fee income.  Including fee income, underwriting income was $3.2 million, producing a combined ratio of 95.2%.  The Property and Casualty Insurance segment combined ratio was 95.6%, including fee income, and the Reinsurance segment combined ratio was 91.6%.

Pre-tax investment income increased 23% compared to the first quarter of 2014.  Pre-tax realized gains for the quarter totaled $3.7 million compared to gains of $4.1 million in the first quarter last year.  After tax investment gains, including realized and unrealized gains and losses, were $5.7 million for the first quarter, compared to gains of $9.6 million in 2014.

Book value per share increased $.18 per share during the first quarter, after the payment of $.25 per share in regular cash dividends.  The combination of the increase in book value and dividends represents an 1.6% total return on beginning book value for the quarter.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, May 7, 2015, at 11:00 AM ET (New York time) to discuss results for the first quarter ended March 31, 2015.

To participate via teleconference, investors may dial 1-888-337-8198 (U.S./Canada) or 1-719-325-2144 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through May 14, 2015 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 8068028.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until August 7, 2016.  The webcast may be accessed directly at: http://public.viavid.com/player/index.php?id=113515

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended
	March 31
	2015	2014

Operating revenue	$70,558	$67,491
Net investment gains	3,743	4,070

Total revenue	$74,301	$71,561

Operating income	$3,810	$3,715
Net investment gains,
net of federal income taxes	2,433	2,646

Net income	$6,243	$6,361

Per share data - diluted:
Average number of shares	15,018	14,975

Operating income	$.26	$.25
Net investment gains	.16	.17

Net income	$.42	$.42

Dividends paid to shareholders	$.25	$.25

Comprehensive income, net of tax
Net income	$6,243	$6,361
Unrealized net gains (losses) on securities	1,136	5,183
Foreign currency translation adjustments	(779)	(501)
Comprehensive income	$6,600	$11,043

Annualized:
Total Value Creation 1	6.4%	11.4%

Return on average shareholders' equity:
Operating income	4.4%	4.4%
Net income	7.2%	7.6%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	95.8%	95.1%
Including fee income	95.2%	94.6%

1 Total Value Creation is the summation of the increase in book value plus dividends paid divided by beginning book value.